Exhibit 10.1
AMENDMENT NO.1 TO THE
WHIRLPOOL CORPORATION
2023 OMNIBUS STOCK AND INCENTIVE PLAN

The Whirlpool Corporation 2023 Omnibus Stock Incentive Plan is hereby amended as follows effective August 14, 2023:
1.Section 12.5 shall be deleted in its entirety and the following substituted therefor:
Conditions on Awards. (a) In the event that the employment of a Participant holding any unexercised Option or Stock Appreciation Right, any unearned Performance Award, any unvested or unearned shares of Restricted Stock, any unearned or unvested Restricted Stock Units or any unearned or unvested Other Share-Based Awards shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or Stock Appreciation Right is exercised, or any such Performance Award, share of Restricted Stock, Restricted Stock Units or Other Share-Based Award is vested or earned, the Participant shall (i) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company; (ii) not personally, or in conjunction with others, solicit or recruit current employees of Whirlpool or its subsidiaries to leave employment; (iii) not in any way disparage the Company, its products or processes or any of its employees or vendors or customers; (iv) protect the confidential information of the Company and its trade secrets; and (v) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant(1) whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that the above conditions are not fulfilled, the Participant shall forfeit all rights to any unexercised Option or Stock Appreciation Right, Performance Award, shares of Restricted Stock, Restricted Stock Units or Other Share-Based Awards held as on the date of the breach of condition.
(b) In addition, any Participant may be required to:
(i) repay the Company an Award if the Participant is terminated by or otherwise leaves employment with the Company within two years following the vesting date of the Award and such termination of employment arises out, is due to, or is in any way connected with any misconduct or violation of Company policies;
(ii) forfeit or repay the Company any Award that was granted, paid, earned or deferred within the three years prior to the Participant’s termination of employment if the

Committee determines in its sole discretion that (A) the Participant has violated or threatens to violate the terms of any confidentiality, non-solicit, non-compete or other restrictive covenant agreement Participant has with the Company or any of its subsidiaries or affiliates, or (B) the Participant, within two years following his or her termination of employment for any reason (1) directly or indirectly owns, operates, manages, or controls, or participates in the ownership, operation, management, or control of, any “Restricted Companies” (defined below), provided however, that nothing prevents the Participant from owning, as a passive investment, less than ten percent (10%) of a company's publicly traded stock, or (2) accepts employment with, consults for, or performs any services for any Restricted Companies anywhere in a “Restricted Area” (defined below) where such employment or engagement: (a) requires the Participant to serve in a position or perform services that are similar to the position the Participant held or duties the Participant performed for the Company, or (b) might cause the Participant to access, use or disclose “Confidential Information” (defined below), provided, that the restrictions set forth in the foregoing clauses (b)(ii)(B)(2)(a) and (b)(ii)(B)(2)(b) do not apply to (I) the provision of legal services as a licensed, practicing attorney to a Restricted Company or (II) employment with a non-competitive unit of a Restricted Company, so long as the Participant’s services do not otherwise violate this Plan or any confidentiality, non-solicit, non-compete or other restrictive covenant agreement Participant has with the Company or any of its subsidiaries or its affiliates; or
(iii) repay the Company an Award for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.
(c) Any determination by the Committee that the Participant is, or has, engaged in such activity or breached an obligation to the Company as set forth in Section 12.5(b) shall be conclusive.
(d) For purposes of Section 12.5(b) the following definitions shall apply:
(i) “Restricted Companies” means any company or a division of any company that designs, develops, manufactures, distributes or services products that compete with products designed, developed, manufactured, distributed, or serviced by the Company including but not limited to household appliances (including larger and small appliances) and associated products such as fans, filters, purifiers, cleaners, commercial appliances, air conditioners and filters, garage storage appliances and cabinets, consumables for the use and care of home appliances, and parts, aftermarket parts and accessories for home appliances, regardless of where those products are designed, developed, sold or manufactured (collectively, “the Whirlpool Products and Services”). If the Company expands its business to include additional products or services during the Participant’s employment with the Company, as evidenced by the books, records and marketing materials of the Company, those products or services will be included in the Whirlpool Products and Services.

(ii) “Restricted Area” means the largest geographic area applicable to the Participant in this section based on the nature of any position the Participant held with the Company in the last two years of the Participant’s employment. Specifically:
(A) The Participant agrees that if he or she holds a Manager or equivalent level position or above, or if the Participant was an engineering, research, or product development position concerning the Company’s business, or a position that involves Confidential Information regarding new Company products and/or services under development, such positions regularly involve Confidential Information and business relationships and related Legitimate Business Interests that are not limited by geography. The Restricted Area for these roles is the United States and each country outside of the United States where the Company conducted business, had concrete plans to conduct business, or marketed its products or services during the last two years of the Participant’s employment with the Company and/or its affiliate or subsidiary that employs the Participant.
(B) If the Participant is in a position with a defined geographic area or territory of responsibility and not in a management position, then the Participant agrees that the Restricted Area for such role is the geographic area(s), or territory or territories, assigned to the Participant during the last 24 months of employment.
(iii) “Confidential Information” means any non-public information about the Company’s business, plans, products, services, customers, suppliers, vendors, employees, and/or business partners. Confidential Information also includes non-public information belonging to third parties that the Company is obliged to keep confidential. Confidential Information is a valuable asset that must be protected and safeguarded. The Company’s continued success, as well as the success and prosperity of its employees and shareholders, depends upon the preservation of this valuable asset. Improper use or disclosure of Confidential Information, even by accident, can irreparably harm the Company and also harm employees whose livelihood is tied to the Company’s continued success.
(iv) “Legitimate Business Interests” means, collectively, the Company’s Confidential Information, intellectual property, existing and prospective business relationships, employee relationships and specialized training, goodwill, and other legitimate business interests and assets (tangible and intangible), in and for which the Company has invested substantial time, money and resources to develop, protect and retain.
(e) Nothing contained in this Section 12.5 is intended to limit the Participant’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
2.Section 12.6 shall be deleted in its entirety and the following substituted therefor:
Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary herein, the Awards and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or the listing standards of any national securities exchange or association on which the Company’s securities are listed. Any changes required to be made to comply with such rules or regulations will apply to any Award awarded under the Plan.
3.Section 12.13 shall be deleted in its entirety and the following substituted therefor:
Governing Law; Jurisdiction. Delaware law applies to any suit, action, or other legal proceeding arising out of or relating to the Plan and all determinations made and actions taken thereunder, except for any conflict of law principles and to the extent not otherwise governed by the Code or the laws of the United States. Any suit, action or other legal proceeding arising out of or relating in any way to the Plan or any Award Agreement, including any non-contractual claims involving related facts or issues, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought exclusively in a court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant agree that they shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waive any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of any such paper initiating any suit, action or Proceeding arising out of or relating to this Plan or any Award Agreement to such party, in the case of a Participant, at the Participant’s address shown in the Award Agreement or on file with the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. In addition, while a Participant is employed by the Company, such Participant will keep a correct address on file with the Company and promptly notify the Company of any address change.